As filed with the Securities and Exchange Commission on October 6, 2016

Registration No. 333-201400

Registration No. 333-24985

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-201400)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-24985)

UNDER THE SECURITIES ACT OF 1933

GOLDEN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	63-0250005
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One Golden Flake Drive

Birmingham, Alabama 35205

(205) 458-7316

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GOLDEN ENTERPRISES, INC. 2014 LONG TERM INCENTIVE PLAN

GOLDEN ENTERPRISES, INC. 1996 LONG TERM INCENTIVE PLAN

(Full Title of the Plans)

Todd Staub

Chief Financial Officer

Golden Enterprises, Inc.

900 High Street

Hanover, Pennsylvania 17331

(717) 637-6644

(Name, address and telephone number of agent for service)

with a copy to:

Richard J. Busis, Esq.

Cozen O’Connor

1650 Market Street

Suite 2800

Philadelphia, Pennsylvania 19103

(215) 665-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to (a) Registration Statement No. 333-201400 on Form S-8 filed by Golden Enterprises, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on January 8, 2015, which registered 750,000 shares of the Company’s common stock, par value $0.66-2/3 per share (the “Common Stock”), issuable under the Golden Enterprises, Inc. 2014 Long-Term Incentive Plan and (b) Registration Statement No. 333-24985 on Form S-8 filed by the Company with the SEC on April 11, 1997, which registered 500,000 shares of Common Stock issuable under the Golden Enterprises, Inc. 1996 Long-Term Incentive Plan.

On September 30, 2016, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 18, 2016, by and among the Company, Utz Quality Foods, LLC (fka Utz Quality Foods, Inc., “Utz”) and Westminster Sub, Inc., a wholly-owned subsidiary of Utz (“Merger Sub”), Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Utz (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, Commonwealth of Pennsylvania, on this 6th day of October, 2016.

GOLDEN ENTERPRISES, INC.

By:	/s/ Dylan Lissette
	Name:	Dylan Lissette
	Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.